SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 24, 2005

Hanover Direct, Inc.

(Exact Name of Registrant as Specified in Charter)

1-12082 (Commission File Number)

Delaware	13-0853260

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

115 River Road, Building 10
Edgewater, New Jersey	07020

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(201) 863-7300

(Former Name or Former Address, if Changed Since Last Report)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-99.1: PRESS RELEASE

Section 3 – Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

     As previously reported, by letter dated May 21, 2004, Hanover Direct, Inc. (the “Company”) was advised by the American Stock Exchange (the “Exchange”) that the Company was not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide and had therefore become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, the Company was not in compliance with Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; and Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years. The Company was further advised that in order to maintain its listing on the Exchange, the Company had to submit a plan to the Exchange advising the Exchange of action it had taken, or will take, that would bring it into compliance with the continued listing standards of the Exchange by November 24, 2005 (18 months of receipt of the Letter). The Company submitted a plan to the Exchange on June 22, 2004 and on August 3, 2004 the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension of time until November 21, 2005 to regain compliance with the continued listing standards. The Company was advised that it must provide the Exchange staff with updates in conjunction with the initiatives of the plan as appropriate or upon request but no later than at each quarter completion concurrent with the Company’s appropriate periodic filing with the Securities and Exchange Commission (the “SEC”). The Company was further advised that if it did not show progress consistent with the plan the Exchange staff would determine whether such variance warrants the commencement of delisting proceedings.

     The Company received a further letter from the Exchange dated December 9, 2004 notifying it that it has failed to satisfy an additional continued listing standard. Specifically, the Company has yet to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 which is a condition for the Company’s continued listing on the Exchange, as required by Sections 234 and 1101 of the Company Guide, and is a material violation of its listing agreement with the Exchange. Therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange. The Exchange advised that if the Company was not in compliance with the aforementioned filing requirements by December 31, 2004, the Exchange staff would initiate delisting proceedings as appropriate.

     As previously reported, on November 17, 2004, the Company announced that the Audit Committee of the Board of Directors of the Company is investigating two financial statement matters previously disclosed by the Company and other accounting-related matters with the assistance of independent outside counsel and would not be in a position to file its Quarterly

Report on Form 10-Q for the fiscal quarter ended September 25, 2004 until after the conclusion of the investigation. The Company did not believe such investigation would be completed by December 31, 2004 and so advised the Exchange. As the Company predicted, the Company failed to regain compliance with the Exchange’s filing requirements within the specified timeframe.

     The Company today announced that it had received a further letter from the Exchange dated January 24, 2005 notifying it that the Exchange has determined to proceed with the filing of an application with the Securities and Exchange Commission (the “SEC”) to strike the common stock of the Company from listing and registration on the Exchange based on the Company’s failure to regain compliance with the Exchange’s filing requirements as set forth in Section 134 and 1101 of the Company Guide by December 31, 2004 and the fact that the Company is not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide.

     In accordance with Sections 1203 and 1009(d) of the Company Guide, the Company has a limited right to appeal the Exchange’s determination by requesting an oral hearing or a hearing based on a written submission before a listing qualifications panel who may only authorize the continued listing of the Company’s securities as permitted by Sections 1009 and 1204(c) of the Company Guide. The Company does not intend to submit such a request because, in addition to its continued inability to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004, and inability to satisfy the requirements for minimum stockholders’ equity, the Company does not meet the alternative financial standards set forth in Section 1003 of the Company Guide. As a result, the Exchange’s decision will become final and the Exchange’s staff will submit an application to the SEC to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder as early as February 2, 2005. The Company is examining other available trading alternatives for its common stock including the OTC Bulletin Board, the Pink Sheets and the regional stock exchanges.

     The Company understands that the Audit Committee may receive a report by late February 2005 with respect to the investigation of the financial statement and accounting-related matters described above and cannot predict the outcome of that report or any additional adjustments to its financial statements that may be necessitated thereby. However, the Company intends to file its Quarterly Report on Form10-Q for the fiscal quarter ended September 25, 2004 as promptly as practicable following the conclusion of the investigation.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1      Press Release, dated January 28, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER DIRECT, INC. (Registrant)

January 28, 2005	By:	/s/ Charles E. Blue

Name: Charles E. Blue
Title: Chief Financial Officer and Senior Vice President